Exhibit 5.1

June 29, 2005

Teléfonos de México, S.A. de C.V.

Parque Vía 190

Colonia Cuauhtémoc

06599 Mexico, D.F. Mexico

Ladies and Gentlemen:

We have acted as your special United States counsel in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed on the date hereof by Teléfonos de México, S.A. de C.V. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the U.S. Securities Act of 1933, as amended (the “Act”), in respect of (a) up to U.S.$950,000,000 aggregate principal amount of 4.75% Senior Notes due 2010 (the “Exchange Notes due 2010”) to be offered in exchange for up to U.S.$950,000,000 aggregate principal amount of the Company’s outstanding 4.75% Senior Notes due 2010 (the “Old Notes due 2010”) and (b) up to U.S.$800,000,000 aggregate principal amount of 5.50% Senior Notes due 2015 (the “Exchange Notes due 2015” and, together with the Exchange Notes due 2010, the “Exchange Notes”) to be offered in exchange for up to U.S.$800,000,000 aggregate principal amount of the Company’s outstanding 5.50% Senior Notes due 2015 (the “Old Notes due 2015” and, together with the Old Notes due 2010, the “Old Notes”). The Exchange Notes will be issued under an indenture dated as of November 19, 2003 (the “Original Indenture”), as amended, supplemented or otherwise modified by a Second Supplemental Indenture dated as of January 27, 2005 (the “Second Supplemental Indenture”), as supplemented by the Supplement to Second Supplemental Indenture dated as of February 22, 2005 (the “Supplement to Second Supplemental Indenture”) and by a Third Supplemental Indenture dated as of January 27, 2005 (the “Third Supplemental Indenture”), as supplemented by the Supplement to Third Supplemental Indenture dated as of February 22, 2005 (the “Supplement to Third Supplemental Indenture” and, together with the Third Supplemental Indenture, the Second Supplemental Indenture, the Supplement to Second Supplemental

Teléfonos de México, S.A. de C.V., p. 2

Indenture and the Original Indenture, the “Indenture”), between the Company and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Original Indenture, the Second Supplemental Indenture, the Supplement to Second Supplemental Indenture, the Third Supplemental Indenture and the Supplement to Third Supplemental Indenture; and

(c)	the forms of the Exchange Notes due 2010 and Exchange Notes due 2015 included as Exhibits 4.2 and 4.4, respectively, to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Exchange Notes conform to the forms thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Exchange Notes due 2010 and the Exchange Notes due 2015, in the forms filed as Exhibits 4.2 and 4.4, respectively, to the Registration Statement, have been duly executed and authenticated in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes due 2010 and Old Notes due 2015, respectively, the Exchange Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience are normally applicable to general business entities in relation to the transactions contemplated in the Indenture), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

Teléfonos de México, S.A. de C.V., p. 3

We note that (a) the designation in Section 115 of the Original Indenture of the U.S. federal courts located in the Borough of Manhattan, City of New York as the venue for actions or proceedings relating to the Original Indenture or to the Exchange Notes is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such actions or proceedings and (b) the enforceability in the United States of the waiver in Section 115 of the Original Indenture by the Company of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

We express no opinion as to the enforceability of Section 1010 of the Original Indenture providing for indemnification by the Company of the Trustee and the holders of securities issued under the Indenture against any loss in obtaining the currency due to the Trustee or such holders under the Indenture from a court judgment in another currency.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

Teléfonos de México, S.A. de C.V., p. 4

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement and the related prospectus under the captions “Taxation” and “Validity of the Exchange Notes.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ NICOLAS GRABAR
Nicolas Grabar, a Partner